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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

CONTACT:
David Goronkin
CEO
952-294-1300

     FAMOUS DAVE'S OF AMERICA ANNOUNCES PRESIDENT BUSH'S INTENT TO NOMINATE
      DAVID ANDERSON AS ASSISTANT SECRETARY OF THE INTERIOR, INDIAN AFFAIRS

         MINNEAPOLIS, MN, SEPTEMBER 12, 2003 -- FAMOUS DAVE'S OF AMERICA, INC. (Nasdaq: DAVE) CEO David Goronkin announced today that President Bush intends to nominate its founder and Chairman, David Anderson, as Assistant Secretary of the U.S. Department of the Interior, Indian Affairs. Anderson's nomination will be subject to confirmation by the U.S. Senate.

         "Famous Dave's is thrilled about this honor for Dave Anderson, who has a long record of serving the community and his country," said Goronkin. "We are extremely proud that our founder and the man who has established the company-wide values of Famous Dave's has been selected to serve in this important role. The leadership skills, extraordinary vision and impeccable ethics that Dave brings to Famous Dave's and his other pursuits make him the perfect choice for this position."

         If Mr. Anderson is confirmed by the Senate as Assistant Secretary of the Interior, Indian Affairs, Anderson would step down from his position as Chairman of the Board of Directors and his other capacities with Famous Dave's. "We will truly miss Dave Anderson's presence and continued valuable contributions to Famous Dave's," said Goronkin. "Although he may be leaving Famous Dave's for the time being, Dave Anderson's values and dedication to superior quality and outstanding customer service will always be cornerstones of our business. Dave Anderson's vision, passion and standards will be very much present at Famous Dave's during the time that he serves our country."

         The Company also announced today that Jeffrey Dahlberg will continue in his role as Vice Chairman of the Company and the position of Chairman of the Board will remain open at this time. Mr. Dahlberg is the co-founder of Franchise Business Systems, Inc. and Grow Biz International.

         Dan Conroy, Director of Food and Beverage, has worked side-by-side with Anderson for over seven years in developing Famous Dave's recipes and high standards of quality and execution in food preparation, and is expected to continue to expand on his past work with Dave Anderson. The mentorship that Anderson has provided to Dan Conroy includes travels throughout the country visiting the bastions of barbeque excellence, as Anderson had done in developing the original Famous Dave's recipes. The two have spent extensive time in test kitchens, with Anderson steeping Dan Conroy in the distinctive flavor profile that makes Famous Dave's famous.

         "I am deeply honored at the prospect of being nominated as Assistant Secretary of the Interior, Indian Affairs. I welcome the opportunity to work closely with the American Indian and Alaska Native tribal governments, as well as the Bureau of Indian Affairs," said David Anderson. "I would also like to thank the Famous Dave's team for their incredible support of this potential nomination. Our entire team shares the vision, passion and philosophy of the Famous Dave's brand and I am proud of this dedicated team and their unwavering dedication to the continued quality, excellence and growth of Famous Dave's."

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         "We wish Dave Anderson the very best in his new position, and we know that he will continue to accomplish great things through his commitment to service," said Goronkin. "This is a proud day for Famous Dave's."

ABOUT DAVID ANDERSON

         David Anderson, who grew up in Chicago, Illinois, is a Native American member of the Choctaw and Chippewa tribes and an enrolled member of the Lac Courte Oreilles Lake Superior Band of Ojibwa. Anderson had already enjoyed a successful and high profile business career, including helping found two publicly held companies, by the time he opened the first Famous Dave's Barbeque in Hayward, Wisconsin in 1994. A lifelong barbeque enthusiast, Anderson has overseen the growth of Famous Dave's from a single location to a publicly traded chain of 87 restaurants in 23 states.

         In addition to his successful business career, Anderson has served in a number of governmental roles, including participation in President Carter's Task Force to study problems of minorities in small business (1977), membership on the National Task Force on Reservation Gaming for the Bureau of Indian Affairs
(1983), appointment to the Council on Minority Business Development for the State of Wisconsin (1983) and appointment to the Wisconsin Council of Tourism
(1984). Anderson's successful leadership in taking businesses from losses to profitability and stability for the Lac Courte Oreilles Chippewa Reservation was recognized by President Reagan's Commission on Indian Reservation Economics
(1982). He was also named to the President's Board of Advisors on Tribal Colleges and Universities (2002).

         In recent years, Dave Anderson has devoted a significant amount of his time to making a difference in the community and the lives of others less fortunate. Anderson established The LifeSkills Center for Leadership, a non-profit organization with the mission of inspiring Native American youth to become healthy, confident, enthusiastic leaders in their communities. Anderson has contributed millions of dollars and countless hours to The LifeSkills Center for Leadership and other philanthropic ventures in his efforts to give back to the community. In April 2002, Anderson was recognized for his work with The LifeSkills Center for Leadership by Oprah's Angel Network on The Oprah Winfrey Show. During the time he has been actively involved in The LifeSkills Center for Leadership, Anderson has continued to make significant contributions to the success of Famous Dave's, serving as Chairman of the Board and spokesperson and developing his signature recipes.




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ABOUT FAMOUS DAVE'S


CONTACT FOR INFORMATION:   DAVID GORONKIN  TEL: 952-294-1300

Famous Dave's of America, Inc. (Nasdaq: DAVE -- News) owns, operates and franchises barbeque restaurants. The Company currently owns 43 locations and franchises an additional 44 units in 23 states. The Company also has signed Area Development Agreements for an additional 145 franchise restaurants. Its menu features award-winning barbecued and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Certain matters discussed within this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing, governmental approvals, and other risks detailed from time to time in the Company's SEC reports.

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